Product supplement no. 53-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated November 21, 2006 Rule 424(b)(2)

JPMorgan Chase & Co.
Return Enhanced Notes Linked to the MSCI EAFE® Index

General

•	JPMorgan Chase & Co. may offer and sell return enhanced notes linked to the MSCI EAFE® Index from time to time. This product supplement no. 53-I describes terms that will apply generally to the return enhanced notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
•	The notes are the senior unsecured obligations of JPMorgan Chase & Co.
•	Payment is linked to the MSCI EAFE® Index as described below.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-23.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in the Index or any of its component stocks.
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Index:	The MSCI EAFE® Index (the “Index”)

Payment at Maturity (Notes with a Buffer):	For notes with a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level (or the Strike Level, if applicable) and the buffer amount.

If the Ending Index Level is greater than the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Index Return multiplied by the upside leverage factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Index Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your final payment per $1,000 principal note will be calculated as follows:

$1,000 + ($1,000 x Index Return x upside leverage factor)

Your principal is protected against a decline in the Index up to the buffer amount. If the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.

Your investment will be fully exposed to any decline in the Index beyond the buffer amount. If the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable) by more than the buffer amount, for every 1% decline of the Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + ($1,000 x (Index Return + buffer amount %) x downside leverage factor)

For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable) by more than the buffer amount.

Payment at Maturity (Notes without a Buffer):	For notes without a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level (or the Strike Level, if applicable).

If the Ending Index Level is greater than the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Index Return multiplied by the upside leverage factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Index Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your final payment per note will be calculated as follows:

$1,000 + ($1,000 x Index Return x upside leverage factor)

If the Ending Index Level is equal to the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Index declines beyond the Initial Index Level (or the Strike Level, if applicable), unless otherwise specified in the relevant terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Return)

For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable).

Other Terms:	In each case if applicable, the buffer amount, upside leverage factor and downside leverage factor will be specified in the relevant terms supplement.

Index Return:	Unless otherwise specified in the relevant terms supplement:

Ending Index Level – Initial Index Level (or Strike Level, if applicable) Initial Index Level (or Strike Level, if applicable)

Initial Index Level:	The Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement.

Ending Index Level:	The Index closing level on the Observation Date, or the arithmetic average of the Index closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant terms supplement.

Strike Level:	The relevant terms supplement may specify an Index level other than the Initial Index Level to be used for calculating the Index Return and the amount payable at maturity, if any. For example, the relevant terms supplement may specify that a Strike Level, equal to 95% of the Initial Index Level, shall be used to calculate the Index Return.

Index Valuation Date(s):	The Ending Index Level will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 53-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

November 21, 2006

        In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 53-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 53-I and with respect to JPMorgan Chase & Co. This product supplement no. 53-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 53-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

        The notes described in the relevant terms supplement and this product supplement no. 53-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 53-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

        In this product supplement no. 53-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 53-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 53-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 53-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 53-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 53-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 53-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 53-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 53-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

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DESCRIPTION OF NOTES

        The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 53-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Return Enhanced Notes Linked to the MSCI EAFE® Index.

General

        The Return Enhanced Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the MSCI EAFE® Index (the “Index”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Index calculated in accordance with the formula set forth below and whether the notes have a Strike Level and/or buffer.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

        The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

        The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 53-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

        Payment at Maturity

        The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Index Valuation Date is postponed as described below. We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

        Notes With a Buffer

        For notes with a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level (or Strike Level, if applicable) and the buffer amount.

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•	If the Ending Index Level is greater than the Initial Index Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Index Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Index Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Return x upside leverage factor)

•	Your principal is protected against a decline in the Index up to the buffer amount. If the Ending Index Level declines from the Initial Index Level (or Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.
•	Your investment will be fully exposed to any decline in the Index beyond the buffer amount. If the Ending Index Level declines by more than the buffer amount, for every 1% decline of the Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + ($1,000 x (Index Return + buffer amount %) x downside leverage factor)

        For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or Strike Level, if applicable) by more than the buffer amount.

        Notes Without a Buffer

        For notes without a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level (or Strike Level, if applicable).

•	If the Ending Index Level is greater than the Initial Index Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Index Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Index Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Return x upside leverage factor)

•	If the Ending Index Level is equal to the Initial Index Level (or Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.
•	If the Ending Index Level declines from the Initial Index Level (or Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level declines beyond the Initial Index Level (or Strike Level, if applicable), unless otherwise

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specified in the relevant terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Return)

        For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or Strike Level, if applicable).

        Unless otherwise specified in the relevant terms supplement, the “Index Return,” as calculated by the calculation agent, is the percentage change in the closing level of the Index calculated by comparing the Index closing level on the Observation Date, or the arithmetic average of the Index closing level on each of the Averaging Dates, or such other date or dates as specified in the relevant terms supplement (the “Ending Index Level”), to the Index closing level on the pricing date (the “Initial Index Level”) or to a percentage of the Initial Index Level (the “Strike Level”). The relevant terms supplement will specify the Initial Index Level and the manner in which the Ending Index Level is determined. The Index Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Ending Index Level – Initial Index Level (or Strike Level, if applicable)
Index Return =	Initial Index Level (or Strike Level, if applicable)

        In each case if applicable, the “buffer amount,” “upside leverage factor” and “downside leverage factor” will be an amount set forth in the relevant terms supplement.

        The “Index closing level” on any trading day will equal the closing level of the Index or any successor index (as defined below) or alternative calculation of the Index described under “MSCI EAFE® Index — Discontinuation of the MSCI EAFE® Index; Alteration of Method of Calculation” published following the regular official weekday close of the principal trading session of any relevant exchange or market for the securities underlying the Index or successor index on such trading day.

        A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for securities underlying the Index and (ii) the exchanges on which futures or options contracts related to the Index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

        The Index Valuation Date(s), which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If an Index Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Index Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided that the Index closing level for an Index Valuation Date will not be determined on a date later than the tenth scheduled trading day after the final Index Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for the Index Valuation Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each security most recently constituting the Index.

        The maturity date will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market

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disruption event or otherwise, the final Index Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Index Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

        We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

        A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

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RISK FACTORS

        Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

        The notes do not pay interest and may not return any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 53-I and the relevant terms supplement. For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable) by more than the buffer amount. For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable). The relevant terms supplement will specify whether the notes have a buffer and/or Strike Level.

The appreciation potential of the notes is limited to the Maximum Total Return, if applicable.

        If the notes are subject to a Maximum Total Return, the appreciation potential of the notes is limited to the Maximum Total Return. Any applicable, Maximum Total Return will be a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant term supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to that Maximum Total Return even if the Index Return multiplied by the upside leverage factor is greater than that Maximum Total Return.

Your return on the notes will not reflect dividends on the common stocks of the companies in the MSCI EAFE® Index.

        Your return on the notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Index Level. The Ending Index Level reflects the prices of the common stocks as calculated in the Index without taking into consideration the value of dividends paid on those stocks.

Secondary trading may be limited.

        Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

        J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Ending Index Level may be less than the Index closing level at the maturity date of the notes or at other times during the term of the notes.

        Because the Ending Index Level is calculated based on the Index closing level on one or more Index Valuation Dates near the end of the term of the notes, the level of the Index at the maturity

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date or at other times during the term of the notes, including dates near the Index Valuation Date(s), could be higher than the Ending Index Level. This difference could be particularly large if there is a significant increase in the level of the Index after the final Index Valuation Date, if there is a significant decrease in the level of the Index around the time of the Index Valuation Date(s) or if there is significant volatility in the Index level during the term of the notes (especially on dates near the Index Valuation Date(s)). For example, when the Index Valuation Date for the notes is near the end of the term of the notes, then if the Index levels increase or remain relatively constant during the initial term of the notes and then decrease below the Initial Index Level (or Strike Level, if applicable), the Ending Index Level may be significantly less than if it were calculated on a date earlier than the Index Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Index, the stocks underlying the Index or contracts relating to the Index for which there is an active secondary market.

The notes are not designed to be short-term trading instruments.

        The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

        Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Index on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Index. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Index;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Index;
•	interest and yield rates in the market generally as well as in the markets of the securities composing the Index;
•	economic, financial, political, regulatory or judicial events that affect the stocks included in the Index or stock markets generally and which may affect the Index closing level on any Index Valuation Date;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the component stocks of the Index is denominated; and
•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

        You cannot predict the future performance of the Index based on its historical performance. The value of the Index may decrease such that you may not receive any return of your investment. For notes with a buffer, if the Ending Index Level declines compared to the Initial Index Level by more than the buffer amount, you will lose some or all of your investment at maturity. For notes without a buffer, if the Index Return is negative, you will lose some or all of your investment at maturity.

Changes in the volatility of exchange rates, and the correlation between those rates and the level of the MSCI EAFE® Index are likely to affect the market value of the notes.

        The exchange rate between the U.S. dollar and each of the currencies upon which Component Securities of the Index are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies, the particular currency upon which a Component Security is denominated and the U.S. dollar. This exchange rate reflects the amount of the particular currency upon which a Component Security is

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denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency upon which a Component Security is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the Component Securities are denominated refers to the size and frequency of changes in that exchange rate. Because the notes are payable in U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which Component Securities are denominated could affect the market value of the notes. The correlation of the exchange rate between the U.S. dollar and each of the currencies upon which Component Securities are denominated and the level of the Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the level of the Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies upon which Component Securities are denominated and the percentage changes in the level of the Index could affect the value of the notes.

The notes are subject to currency exchange risk.

        Because the prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the Component Country Indices and the Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the Index. An investor’s net exposure will depend on the extent to which the currencies of the Component Country Indices strengthen or weaken against the U.S. dollar and the relative weight of each Component Country Index. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the Index will be adversely affected and the payment at maturity of the notes may be reduced.

        Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

        All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance. See also “The MSCI EAFE® Index — The Index is Subject to Currency Exchange Risk”.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

        While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

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MSCI may adjust the MSCI EAFE® Index in a way that affects its level, and MSCI has no obligation to consider your interests.

        Morgan Stanley Capital International Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE® Index. MSCI can add, delete or substitute the Component Country Indices underlying the Index or the stocks underlying any Component Country Index or make other methodological changes that could change the level of the Index. You should realize that the changing of Component Country Indices or stocks included in the Index may affect the Index, as a newly added Component Country Index or stock may perform significantly better or worse than the Component Country Index or stock it replaces. Additionally, MSCI may alter, discontinue or suspend calculation or dissemination of the Index. Furthermore, the policies and judgments for which MSCI is responsible with respect to the calculation of the Index, including, without limitation, the selection of the foreign exchange rates used for the purpose of establishing the daily prices of the stocks underlying the Index, could also affect the value of the Index. Any of these actions could adversely affect the value of the notes. MSCI has no obligation to consider your interests in calculating or revising the Index. See “The MSCI EAFE® Index.”

We are not one of the companies that make up the MSCI EAFE® Index are not affiliated with any company included in the MSCI EAFE® Index. You will have no shareholder rights in issuers of stock which compose the MSCI EAFE® Index.

        We are not one of the companies that make up the MSCI EAFE® Index and are not affiliated with any of the companies whose stock is represented in the Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to MSCI or any of the companies included in the Index and none of those companies will be involved in the offering of the notes in any way. Neither they nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

        As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Index would have.

We or our affiliates may have adverse economic interests to the holders of the notes.

        J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the Index and other financial instruments related to the Index and its component stocks on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

        We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stock is included in the Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

        Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Index or the stocks that

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compose the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

        J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Ending Index Level, the closing level of the Index on each Index Valuation Date, the Index Return and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

        The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index closing level or the Index Return on any Index Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Index Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

        There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 53-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

        If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

        The stocks that constitute the MSCI EAFE® Index have been issued by non-U.S. companies in Europe, Asia, Australia and the Far East. Investments in securities linked to the value of such non-U.S.

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equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

        The prices of securities in non-U.S. jurisdictions such as in Europe, Asia, Australia and the Far East may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

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USE OF PROCEEDS

        Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

        On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index, the stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Index as well as the Initial Index Level, and therefore effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

        We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

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THE MSCI EAFE® INDEX

        We have derived all information contained in this product supplement regarding the MSCI EAFE® Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by MSCI. We make no representation or warranty as to the accuracy or completeness of such information. MSCI has no obligation to continue to publish, and may discontinue publication of, the Index.

        The Index is intended to provide performance benchmarks for certain developed equity markets in Europe, Asia, Australia and the Far East. Equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom are currently represented in the MSCI EAFE® Index.

Index Calculation

        The performance of the Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI country indexes for 21 selected countries (each a “Component Country Index”, collectively the “Component Country Indices”). Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the Index and the Component Country Indices” below.

        Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM Reuters at 4:00 p.m. London time. The U.S. dollar value of the MSCI EAFE® Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE® Index was launched on December 31, 1969 at an initial value of 100.

Selection of Component Securities and Calculating and Adjusting for Free Float

        The selection of the Component Securities for each Component Country Index is based on the following guidelines:

(i)	Define the universe of listed securities within each country;

(ii)	Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii)	Classify securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv)	Select securities for inclusion according to MSCI’s index construction rules and guidelines.

Define the Universe of Listed Securities

        The index construction process starts at the country level, with the identification of the universe of investment opportunities. MSCI classifies each company and its securities in one and only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds and equity derivatives, are eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe.

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Adjust the Total Market Capitalization of Securities for Free Float

        After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free floating-adjusting market capitalization involves:

•	Defining and estimating the free float available to foreign investors for each security, using MSCI’s definition of free float.
•	Assigning a free float-adjustment factor to each security.
•	Calculating the free float-adjustment market capitalization of each security.

        MSCI defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors.

        In practice, limitations on free float available to international investors include:

•	Strategic and other shareholdings not considered part of available free float.
•	Limits on share ownership for foreign investors.
•	Other foreign investment restrictions.

        MSCI’s estimation of free float is based solely on publicly available shareholder information obtained from multiple information sources. For each security, all available shareholdings are considered where public data is available, regardless of the size of the shareholding. Construction may be conducted with analysts, other industry experts and official company contacts, particularly where disclosure standards or data quality make the estimation of free float difficult.

Classifying the Universe of Securities under the GICS

        In addition to the free floating-adjustment of market capitalization, all securities in the universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the Global Industry Classification Standard (“GICS”). This comprehensive classification scheme provides a universal approach to industries worldwide and forms the basis for achieving MSCI’s objective of reflecting broad and fair representation in its indexes. GICS currently consists of 10 sectors, 24 industry groups, 67 industries and 147 sub-industries.

        A company is assigned a classification at each of the four levels of GICS; however, a company may only belong to one group at any level. The classification is generally determined by the business activity that generates a majority of the company’s revenues and/or earnings. For those companies that are engaged in more than one substantially different business activity, the company is classified where the majority of revenues and profits are derived or, if no majority, the sub-industry that best reflects the company’s principal business. Companies whose business activities are dispersed across three or more sectors will be classified in industrial conglomerate or multi-sector holdings. S&P and MSCI must agree on the current company classification for it to be labeled as “officially” classified under the GICS structure.

        A company’s industry classification is reviewed upon significant corporate events or when new information is made publicly available. S&P and MSCI meet annually to review the overall structure of the GICS system.

Selecting Securities for Index Inclusion

        In order to ensure a broad and fair representation in the indexes of the diversity of business activities in the universe, MSCI follows a “bottom-up” approach to index construction, building indexes from the industry group level up. The bottom-up approach to index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual

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security selection decisions, which aim to reflect the overall features of the universe in the country index.

        MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the analysis of:

•	Each company’s business activities and the diversification that its securities would bring to the index.
•	The size (based on free float-adjusted market capitalization) and liquidity of securities. All other things being equal, MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines discussed below and/or securities with inadequate liquidity are not considered for inclusion.
•	The estimated free float for the company and its individual share classes. Only securities of companies with an estimated overall and/or security free float greater than 15% are, in general, considered for inclusion.

        These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Maintenance of the Index and the Component Country Indices

        In order to maintain the representativeness of the MSCI EAFE® Index, structural changes to the Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the Index may only be made on four dates per year. These dates are the last scheduled Index close in February, May, August and November.

        MSCI may add additional Component Country Indices to the Index or subtract one or more of its current Component Country Indices prior to the expiration of the notes. Any such adjustments are made to the Index so that the value of the Index at the effective date of such change is the same as it was immediately prior to such change.

        Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity and on minimizing turnover.

        Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the Index.

        MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically reassess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing Event-Related Changes

        Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event.

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Quarterly Index Review

        The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance.

        These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to Component Securities may result from:

•	the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group;
•	the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately;
•	the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering;
•	the replacement of companies which are no longer suitable industry representatives;
•	the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria;
•	the deletion of securities that have become very small or illiquid;
•	the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and
•	the addition or deletion of securities as a result of other market events.

        Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from:

•	large market transactions involving strategic shareholders that are publicly announced;
•	secondary offerings that, given lack of sufficient notice, were not reflected immediately;
•	increases in foreign ownership limits;
•	decreases in foreign ownership limits not applied earlier;
•	corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa;
•	updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event;
•	large conversions of exchangeable bonds and other similar securities into already existing shares;
•	the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and
•	changes in the foreign inclusion factor as a result of other events of similar nature.

        Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates per year.

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These dates are the close of the last business day of February, August and November. Any country may be impacted at the quarterly index review.

Annual Full Country Index Review

        The annual full Component Country Index review includes a reappraisal of the free float-adjusted industry group representation within a country relative to the 85% target (i.e., MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country), a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above.

Announcement Policy

        The results of the annual full country index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May.

        The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February, August and November.

        All changes resulting from the corporate events are announced prior to their implementation.

        The changes are typically announced at least ten business days prior to these changes becoming effective in the indexes as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indexes, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m. U.S. Eastern Standard Time (EST).

        In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

        In the case of large secondary offerings for existing constituents, where possible, these changes will be announced prior to the end of a relevant subscription period and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

        Both equity offerings and secondary offerings for U.S. securities will be confirmed through an announcement during market hours for same or next day implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

        Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable.

The MSCI EAFE® Index is Subject to Currency Exchange Risk

        Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the Index denominated in each such

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currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the Index will be adversely affected and may reduce or eliminate the payment at maturity, if any, on the notes. Fluctuations in currency exchange rates can have a continuing impact on the value of the Index, and any negative currency impact on the Index may significantly decrease the value of the notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different from the return on the Index, which is converted into U.S. dollars.

License Agreement with MSCI

        MSCI and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the MSCI EAFE® Index, which is owned and published by MSCI, in connection with certain securities, including the notes.

        The notes are not sponsored, endorsed, sold or promoted by MSCI. MSCI makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Index to track general stock market performance. MSCI’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of MSCI without regard to JPMorgan Chase & Co. or the notes. MSCI has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining, composing or calculating the Index. MSCI is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. MSCI has no obligation or liability in connection with the administration, marketing or trading of the notes.

        ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI EAFE® INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to MSCI’s trade name, trade mark or service mark rights to the designations “Morgan Stanley Capital International®,” “MSCI®,” “Morgan Stanley Capital International Perspective®,” to sponsor, endorse, market or promote the Notes without first contacting MSCI to determined whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

Discontinuation of the MSCI EAFE® Index; Alteration of Method of Calculation

        If MSCI discontinues publication of the Index and MSCI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the

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discontinued Index (such index being referred to herein as a “successor index”), then any Index closing level will be determined by reference to the level of such successor index at the close of trading on the relevant exchange or market for such successor index, as determined by the calculation agent, on each relevant Index Valuation Date or other relevant date or dates as set forth in the relevant terms supplement.

        Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If MSCI discontinues publication of the Index prior to, and such discontinuation is continuing on a Index Valuation Date or other relevant date as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to and such discontinuation is continuing on, such Index Valuation Date or other relevant date, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index may adversely affect the value of the notes.

        If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or such successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

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GENERAL TERMS OF NOTES

Calculation Agent

        J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Strike Level, if applicable, the Index closing level on each Index Valuation Date, the Ending Index Level, the Index Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

        The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

        All calculations with respect to the Initial Index Level, the Ending Index Level, the Index Return or any Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

        Certain events may prevent the calculation agent from calculating the Index closing level on any Index Valuation Date and, consequently, the Index Return or calculating the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

        With respect to the Index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

•	a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of a Component Country Index or a Component Region Index for the Index (or the successor index) on the relevant exchanges (as defined below) for such securities or Component Securities for more than two hours of trading during or during the one hour period preceding the close of the principal trading session on such relevant exchange; or
•	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for Component Securities then constituting 20% or more of the level of a Component Country Index or a Component Region Index for the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
•	a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Index (or the successor index), any Component Country Index, any Component Region Index or Component Securities constituting 20% or more of the value of a Component Country Index or a Component Region Index for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange; or
•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

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•	a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

        For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of:

•	the portion of the level of the Index, Component Country Index or Component Region Index, as the case may be, attributable to that security relative to
•	the overall level of the Index, Component Country Index or Component Region Index, as the case may be,

in each case immediately before that suspension or limitation.

        For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement:

•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;
•	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•	a suspension of trading in futures or options contracts on the Index, any Component Country Index, any Component Region Index or Component Securities constituting 20% or more of the value of a Component Country Index or a Component Region Index by the primary securities market trading in such contracts by reason of
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index, any Component Country Index, any Component Region Index or Component Securities constituting 20% or more of the value of a Component Country Index or a Component Region Index; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances. The MSCI Europe Index and the MSCI Far East Index (each a “Component Region Index”) comprise the Component Securities in the Component Country Indices (described in “The MSCI EAFE® Index — Index Calculation”) within such region.

        ”Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

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Events of Default

        Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

        Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Index Valuation Date. If the notes have more than one Index Valuation Date, then, for each Index Valuation Date scheduled to occur after the date of acceleration, the business days immediately preceding the date of acceleration (in such number equal to the number of Index Valuation Dates in excess of one) shall be the corresponding Index Valuation Dates, unless otherwise specified in the relevant terms supplement.

        If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

        Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

        The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

        The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

        The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

        Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

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        The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

        Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

        The notes will be governed by and interpreted in accordance with the laws of the State of New York.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Code.

        This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	one of certain financial institutions;
•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
•	a dealer in securities or foreign currencies;
•	a “regulated investment company” as defined in Code Section 851;
•	a “real estate investment trust” as defined in Code Section 856;
•	a person holding the notes as part of a hedging transaction, straddle, conversion transaction, or integrated transaction, or entering into a “constructive sale” with respect to the notes;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

        This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your own tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

        The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.

        We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. Irrespective of the opinion received from Davis Polk & Wardwell, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Index and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

        You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

•	a citizen or resident of the United States;

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•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        We will not attempt to ascertain whether any of the issuers of the Component Securities are “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code. In the event that such companies are PFICs, it is possible that in addition to the consequences stated above, certain adverse U.S. federal income tax consequences could apply different from those discussed above. You should consult your tax adviser regarding the possible consequences to you if any of the issuers of the Component Securities are, or become, PFICs.

        Tax Treatment of the Notes

        Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

        Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at such time. The deductibility of capital losses, however, is subject to limitations.

        Possible Alternative Tax Treatments of an Investment in the Notes

        Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

        Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

        You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

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        You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

        If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an open transaction is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if such gain is effectively connected with your conduct of a trade or business in the United States.

        If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirements described in the next paragraph.

        The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

        If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

        You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

        Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. Such individuals and entities are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

        THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

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UNDERWRITING

        Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

        We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

        JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

        In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

        No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 53-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 53-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

        Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 53-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

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        The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

        The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

        The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 53-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 53-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        Neither this product supplement no. 53-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 53-I the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3“ settlement cycle).

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BENEFIT PLAN INVESTOR CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable statutory or administrative exemption (as described below).

        Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws.

        Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

        Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

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